EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Atlantic Technology Ventures, Inc.:

      We consent to the use of our report dated March 22, 2002, with respect to the consolidated balance sheets of Atlantic Technology Ventures, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and for the period from July 13, 1993 (inception) to December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "EXPERTS" in the prospectus.

      Our report dated March 22, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                          KPMG LLP

Short Hills, New Jersey
July 26, 2002